EXHIBIT 99.1
Contact:
Kearstin Patterson
Manager Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics’ Clinical Investigator Highlights Results
of Orthopedic Clinical Trial in Canada
Franklin, Tenn – November 6, 2006 – BioMimetic Therapeutics, Inc. (BMTI) today announced interim results for the use of GEM OS1™ Bone Graft in the Company’s first orthopedic clinical trial in Canada for foot and ankle fusion indications. Lead Canadian investigator, Timothy R. Daniels, M.D., presented the results on Saturday, November 4th at the Dewar Orthopaedic Society Meeting. Dr. Daniels made the following observations during his presentation:
-	The results so far with GEM OS1 have been at least comparable to autograft, i.e., bone harvested from elsewhere in the patient’s own body and currently considered the gold standard, without the pain and morbidity associated with harvesting the autograft material.

-	Over 70% of the patients included in this interim analysis have at least one risk factor for delayed healing or non-union. For example, 41% of the patients analyzed had failed a previous surgical treatment at the affected site.

-	Following GEM OS1 treatment, a blinded independent radiologist found that by 12 weeks 85% of patients had some degree of fusion and 67% achieved greater than 50% osseous bridging as measured on CT scans (29 patients analyzed). These results are similar to recently published data using autograft, where 48% of patients demonstrated greater than 50% fusion mass at 12 weeks on CT scans.

-	Upon clinical exam at 12 weeks, 67% of patients were full weight bearing (30 patients analyzed). By 16 and 24 weeks 90% and 100% of patients were full weight bearing (19 and 9 patients analyzed, respectively).

-	There was no evidence of ectopic or otherwise abnormal bone formation.

-	All the patients in this GEM OS1 trial have been spared the autograft bone harvesting procedure and have therefore benefited by the elimination of donor site pain and potential complications.

“I am very encouraged by the results I have seen with the use of GEM OS1 to enhance bone healing in foot and ankle fusion applications,” stated Dr. Daniels, associate professor at St. Michael’s Hospital, University of Toronto and co-founder of the Canadian Foot & Ankle Society. “The results observed to date show that GEM OS1 is a safe alternative to autograft — I haven’t seen any complications related to the product and the results are at least comparable to autogenous bone graft. We look forward to completion of patient enrollment and being able to fully analyze all the data from the larger trial involving 60 patients.”
The pilot study was designed to demonstrate safety and clinical utility to stimulate bone regeneration. The data from this study is the “first-in-man” clinical experience using GEM OS1 in a foot and ankle orthopedic application. The study was a multi-center, open label trial measuring fusion of joints within the foot. The data presented by Dr. Daniels were for the initial 32 patients enrolled in the study. The study was initially designed as a 20 patient pilot study and was expanded to 60 patients following authorization from the Canadian government.
Current orthopedic literature suggests overall rates of non-unions for foot and ankle fusions are greater than 10 percent with non-union rates higher in smokers, diabetics, obese individuals and patients who are undergoing revision surgeries. A majority of the subjects involved in the pilot study had one or more of these risk factors. Forty-four percent of the patients were considered obese, 25 percent had a history of smoking within the last five years, 13 percent had a history of diabetes and 41 percent had failed previous surgical treatment. Further, 44% of the subjects had multiple risk factors. The success observed in this study demonstrates the potential utility of GEM OS1 to treat patients who are at-risk to fail standard surgical treatment.
“The clinical results achieved thus far with GEM OS1 have exceeded our expectations” commented Dr. Samuel E. Lynch, president and CEO of BioMimetic. “These data show that the robust bone regeneration data previously observed in the jaws with GEM 21S, which utilizes the same PDGF-based technology as GEM OS1, are being translated to general orthopedic bone defects. While these observations need to be confirmed in larger trials, we believe that our product and product candidates have the potential to provide benefits to patients and surgeons across a wide array of periodontal and orthopedic applications.”
The slides highlighting the Canadian orthopedic clinical trial data presented by Dr. Daniels this weekend will be included in a Form 8-K filed with the Securities and Exchange Commission on Monday, November 6. The Form 8-K will be accessible on the Company’s website (www.biomimetics.com).
A conference call to discuss the Canadian orthopedic data and third quarter financial results, which will be released before market close today, will be held on Monday, November 6 at 5:00 p.m. EST. The call can be accessed by dialing 800-901-5248 (passcode 75663626). The international dial in number is 617-786-4512. The same passcode applies. Participants should dial in 15 minutes prior to the 5:00 p.m. call. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived for at least 30 days following the call.
GEM OS1
BioMimetic is developing GEM OS1 for use in open surgical treatment of fractures and bone fusions where the use of bone graft, a material used to augment bone healing, is indicated. GEM OS1 is designed to be placed directly into an open surgical site to stimulate bone regeneration. The combination of the two GEM OS1 components, recombinant human platelet-derived growth factor (rhPDGF) and Beta-tricalcium phosphate (b-TCP), is key to the product’s overall effectiveness. rhPDGF is intended to provide the biological stimulus for tissue regeneration by stimulating the in-growth and proliferation of osteoblasts, cells responsible for the formation of bone, while b-TCP provides a framework or scaffold for new bone growth to occur. According to securities research analyst reports, U.S. sales of bone grafting products and orthobiologics reached $1.3 billion in 2005, a 27% increase over 2004 sales.
Foot and Ankle Procedures
Foot and ankle fusion procedures are primarily performed in patients with severe osteoarthritis who do not respond to more conservative treatments. In a fusion procedure, the joint space between adjacent bones is surgically prepared and treated with a graft material to stimulate a fusion, or permanent connection of the two bone ends. This connection eliminates the pain associated with the movement of the joint. Typically, foot and ankle fusions are performed with bone material harvested from the patient (i.e. autograft), which is obtained as the result of a second surgical procedure. Harvesting autograft has significant drawbacks, which include often requiring a second surgery to harvest the graft, pain and morbidity associated with the second surgery and inconsistent volume and quality of the bone material harvested. GEM OS1, which is being developed as a fully synthetic substitute for autograft, eliminates the need for this second surgery. In foot and ankle surgery, non-unions are the most common post operative complication. As a result, there is a clear need for novel therapies such as GEM OS1 to improve healing rates in foot and ankle fusion applications.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing for orthopedic bone healing indications. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its Prospectus dated May 12, 2006, filed with the Securities and Exchange Commission on May 12, 2006 and in its most recent quarterly report on Form 10-Q. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.